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EXHIBIT 16



April 27, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:


We were previously the principal accountants for Claimsnet.com Inc. and, under the date of January 28, 2004, we reported on the consolidated financial statements of Claimsnet.com Inc. as of and for the years ended December 31, 2003 and 2002.

On April 26, 2004, we informed Claimsnet.com Inc. of our intention not to stand for re-election as the principal accountants. We have read Claimsnet.com Inc.'s statements included under Item 4 of its Form 8-K dated April 27, 2004 and we agree with such statements, except that we are not in a position to agree or disagree with Claimsnet.com Inc.'s statement that the change was approved by the Board of Directors and the statement that Whitley Penn was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Claimsnet.com Inc.'s consolidated financial statements.

Very truly yours,


/s/ KBA GROUP LLP